Exhibit 10.31

                         LEHMAN BROTHERS


                                        May 27, 1993


Mr. Howard L. Clark, Jr.
404 Round Hill Road
Greenwich, Connecticut 06830

Dear Howard:

     This will confirm our understanding regarding your employment with the Lehman Brothers Division of Shearson Lehman Brothers Inc. ("Lehman Brothers" or "the Firm"). Based upon this understanding, the letter agreement dated March 18, 1993 between you and Shearson Lehman Brothers Inc. shall hereby be rescinded except that the release contained in Paragraph 13 shall remain through the date of this Agreement and is hereby agreed that there has been no break in your employment.

1.   Effective Dates and Status

          Effective May 27, 1993 you shall hold the title of Vice Chairman.

2.   Payments

     A.   Salary

            (i)You shall be paid a salary of $382,898 for 1993. Effective
               April 23, 1993, you shall be paid at the biweekly rate of $12,500 for the remainder of 1993.

           (ii)You shall be paid an annual salary comparable to that paid at such time to the President of Lehman Brothers (currently $400,000) for 1994.

          (iii)You acknowledge that you have been paid $200,000 on or about March 19, 1993 and you will not be required to reimburse the Company for these monies.

     B.   Bonuses

          Subject to your resignation or termination "for cause" (defined in Paragraph 10C below):

            (i)You will be paid a minimum guaranteed bonus for performance year 1993 of $1,167,302, payable at the time the Firm pays its annual bonuses, but in no event later than March 15, 1994; provided, however, that if you are employed through December 31, 1993 and in the event you subsequently resign or your employment is otherwise terminated prior to payment of the annual bonus, you shall be entitled to receive the full bonus when paid.

           (ii)You will be paid a bonus for performance year 1994 of $1,350,000 (subject to adjustment based on your salary as described in Paragraph 2C below), payable at the time the Firm pays its annual bonuses, but in no event later than March 15, 1995; provided, however, that if you are employed through December 31, 1994 and in the event you subsequently resign or your employment is otherwise terminated prior to payment of the annual bonus, you shall be entitled to receive the full bonus when paid.

     C.   Total Compensation

          Subject to your resignation or termination for cause (as defined in Paragraph 10C below), you shall receive a minimum total guaranteed compensation for 1993 of $1,750,000 and for calendar year 1994 of $1,750,000 which shall be comprised of salary and bonus payments as described in Paragraphs 2A and B above.


3.  Lehman Brothers Equity Program (the "Partnership")

Subject to the terms and conditions of the Lehman Brothers Equity Program, you have been allocated 500 Equity Participation shares effective January 1, 1993. In addition, a special capital account start-up allocation of approximately $180,000 will be credited to your account (also as of January 1, 1993). The $180,000 is also subject to the terms and conditions of the Partnership among which is that it does not vest until January 1, 1995.

4.   Portfolio Grant Awards

     A. Under the terms of your Portfolio Grant-I award agreement, your vested convertible debentures will remain outstanding in accordance with and subject to the provisions of the American Express Company 1979 and/or 1989 Long Term Incentive Plan (hereinafter referred to as "the Incentive Plan"), the award, and the convertible debentures.

     B. You will be paid your Portfolio Grant-II award in accordance with the original terms of the award and the Incentive Plan when such awards are paid to other Shearson executives.

     C. You shall continue eligibility for your Portfolio Grant-III award in accordance with the original terms of the award and the Incentive Plan when such awards are paid to other Shearson executives.

5.   Capital Partners I and II, L.P.s

You may continue to participate in Shearson Lehman Brothers Capital Partners I and II, L.P.s as an active limited partner.

6.   Benefits

You will continue eligibility to participate in the employee benefits programs in which you currently participate, which may be modified or amended from time to time by the Firm. This includes but is not limited to the Firm's medical, dental, basic and supplemental life insurance programs, the American Express Key Executive Life Insurance Plan, the Firm's long-term disability program, and any and all qualified plans maintained by the Firm or its affiliates. You shall continue to pay employee premiums and contributions through deduction from the payments outlined in Paragraph 2A above.

When applicable, your pension benefits will be calculated in accordance with the resolution of the Compensation, Benefits and Nominating committee of the Board of Directors of American Express Company dated November 26, 1990, and the terms and conditions of the applicable plans.


7. Stock Options and Restricted Stock

All stock options and restricted stock now held by you on shares of American Express Company shall continue to vest in accordance with and subject to the provisions of the applicable plans and awards, which may be ratified or amended from time to time in accordance with the original terms of the plans.

8.   Special Compensation Programs

     A. You will continue to participate in this American Express Company Salary and Bonus Deferral Program under which you have previously deferred compensation, pursuant to the Program's provisions.

     B. You acknowledge that you have received $902,128 of your 1992 Incentive Compensation Agreement. The remainder of your balance of $400,532 shall be transferred to the applicable Lehman Brothers incentive compensation program or programs, pursuant to the terms of said program(s), and subject to the administration and approval of the Shearson Lehman Brothers Holdings Inc. Finance Committee. If the Finance Committee does not approve the transfer, it is agreed you will be paid the $400,532 upon termination.

9.   Outstanding Indebtedness

You agree to comply with the terms of your loan agreement under the American Express Company 1983 Stock Purchase Assistance Plan.

10.  Miscellaneous Provisions

     A. This agreement constitutes the entire understanding between you and the Firm and/or its affiliates on the subject matter hereof. There are no representations, understandings or agreements of any nature or kind whatsoever, oral or written, regarding anything which is not included herein.

     B. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and assigns.

     C. For the purpose of this letter agreement, termination "for cause" shall be deemed to mean those instances where Lehman Brothers reasonably and in good faith determines that termination of employment is necessary by reason of (i) a material violation by you of any government statute or regulation, or of the constitution by-laws, rules or regulations of any securities or commodities exchange or a self-regulatory organization of which Lehman Brothers is now or later may become a member, or of the established policies of Lehman Brothers; (ii) the entering by any regulatory or self-regulatory organization of a final order or decree or the taking of similar action against you which substantially impairs you from performing your duties; (iii) your dishonesty; (iv) your conviction of a misdemeanor (excluding traffic and similar minor matters) or felony; (v) your failure to devote substantially all of your professional time to your assigned duties and to the business of Lehman Brothers; or (vi) gross insubordination or your failure to abide by reasonable instructions from the President of Lehman Brothers, and upon notice, your failure to cure.

     D. If you are terminated prior to December 31, 1994 and paid any remaining bonus or salary payments under this Agreement, you hereby waive your rights to any severance payments you may be entitled to under Firm policy.

     If you agree with the terms outlined in this letter, please acknowledge by signing a copy of this letter and returning to me.

                                   Sincerely yours,

                                   /s/ Robert I. Shapiro
                                   Robert I. Shapiro
                                   Chief Administrative Officer
                                   Lehman Brothers Division


Accepted:


/s/ Howard L. Clark, Jr.           June 1, 1993
Howard L. Clark, Jr.               Date